Exhibit 99.1

NEWS RELEASE
---------------------------------------
FOR IMMEDIATE RELEASE

              NOVELIS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

           CONTINUED STRONG CASH FLOWS SUPPORT FURTHER DEBT REPAYMENT

ATLANTA, Oct. 20 2006 - Novelis Inc. (NYSE: NVL) (TSX: NVL) today reported its financial results for the second quarter ended June 30, 2006.

Through its continued strong operating cash flows, the Company reduced its debt by $44 million during the second quarter, bringing its total debt reduction for the first half of 2006 to $147 million, which was in excess of its principal payment obligations. Novelis has reduced its debt by $468 million since its spin-off in January 2005. Cash and cash equivalents at June 30, 2006, were $93 million.

Total rolled product shipments increased to 753 kilotonnes in the second quarter of 2006 from 730 kilotonnes in the second quarter of 2005, an increase of approximately 3 percent. For the six months ended June 30, 2006, total rolled products shipments increased approximately 3.5 percent to 1,494 kilotonnes from 1,443 kilotonnes for the corresponding period of 2005.

Net income for the second quarter of 2006 was $6 million, or $0.08 per share, on net sales of $2.6 billion, compared with no net income or earnings per share (breakeven results) on net sales of $2.2 billion for the second quarter of 2005. For the six months ended June 30, 2006, Novelis incurred a net loss of $68 million, or ($0.92) per share, on net sales of $4.9 billion, compared with net income of $22 million, or $0.30 per diluted share, on net sales of $4.3 billion for the same period of 2005.

Net income for the three months and six months ended June 30, 2006, included an income tax benefit of $20 million and income tax expense of $82 million, respectively. These amounts exceeded the provision (benefit) at the Canadian statutory rate due primarily to three factors: changes in valuation allowances; foreign rate differences; and pre-tax foreign currency gains or losses with no tax effect and the tax effect of foreign currency gains or losses with no pre-tax effect. Based on its estimated pre-tax loss, the Company expects to record an income tax benefit for the second half of the year. Cash taxes paid during the second quarter and six months ended June 30, 2006, were $7 million and $19 million, respectively.

As previously reported, Novelis' earnings in 2006 have been adversely affected by higher metal prices that the Company is unable to pass through to certain customers as a result of metal price ceilings on a portion of the Company's can sheet sales in North America. This impact was partially offset by the increase in fair value of certain of the Company's derivative instruments. Additional items adversely affecting earnings include higher energy and transportation costs, the adverse effects of currency exchange rates, and expenses related to the Company's restatement and review process and delayed financial reporting.

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"As we near the end of a difficult period and look toward 2007, we are pleased with the progress we have made to stabilize the Company since the spin-off and are on track to become current with our financial reporting during the fourth quarter," said William T. Monahan, Chairman and Interim Chief Executive Officer. "At the same time, we are taking decisive actions throughout our business to better utilize our global assets to drive shareholder value."

The Company reiterated the financial guidance that it provided on its investor conference call of September 29, 2006. That conference call and accompanying presentation slides are archived and available for replay on Novelis' website at www.novelis.com.

As previously announced, Novelis will hold its 2005 annual meeting of shareholders at The Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, GA 30326, on October 26, 2006, at 10:00 a.m. (EDT). The record date for the annual meeting was September 19, 2006.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and has approximately 12,500 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of such statements in this news release include, among other matters, our metal price ceiling exposure, our expectation to return to a normal SEC reporting cycle by the end of 2006, our guidance for the remainder of 2006 and 2007, and ability to better utilize our assets to drive shareholder value. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the effect of metal price ceilings in certain of our sales contracts; our ability to successfully negotiate with our customers to remove or limit metal price ceilings in our contracts; the effectiveness of our metal hedging activities, including our internal used beverage can and smelter hedges; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions; our ability to improve and maintain effective internal control over financial reporting and disclosure controls

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

and procedures in the future; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers' industries; changes in government regulations, particularly those affecting taxes, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; the continued cooperation of certain debt holders and regulatory authorities (including the Toronto Stock Exchange and New York Stock Exchange) with respect to extensions of our 2006 filing deadlines; the development of the most efficient tax structure for the Company; and the payment of special interest due to our failure to timely file our SEC reports and the payment of fees in connection with any related waivers or amendments to our principal debt agreements. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC and as amended, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2005, are specifically incorporated by reference into this news release.


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MEDIA CONTACT:                                     INVESTOR CONTACT:
Charles Belbin                                     Eric Harris
404-814-4260                                       404-814-4304
charles.belbin@novelis.com                         eric.harris@novelis.com

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